Exhibit 10.2

HNI CORPORATION
DIRECTORS DEFERRED COMPENSATION PLAN

As Amended and Restated Effective November 19, 2009
and Further Amended on May 5, 2015

TABLE OF CONTENTS

Page

I.	AMENDMENT AND RESTATEMENT……………………………… 1

1.1	Amendment and Restatement…………………………………… 1

1.2	Purpose.......................................................................................... 1

1.3	Application of the Plan..………………………………………… 1

II.	DEFINITIONS…………………………………………………………. 1

2.1	Definitions…………………………………………………….... 1

2.2	Gender and Number…………………………………………….. 5

III.	ELIGIBILITY AND PARTICIPATION……………………………… 5

3.1	Eligibility……………………………………………………….. 5

3.2	Missing Persons………………………………………………… 5

IV.	ESTABLISHMENT AND ENTRIES TO ACCOUNTS…………….. 5

4.1	Accounts………………………………………………………… 5

4.2	Deferral Election Agreement…………………………………… 6

4.3	Adjustments to Accounts……………………………………….. 7

4.4	Commencement and Form of Distribution of Sub-Accounts…… 7

4.5	Exceptions to Payment Terms…………………………………... 10

4.6	Death Benefit…………………………………………………… 12

4.7	Funding…………………………………………………………. 13

V.	ADMINISTRATION…………………………………………………… 13

5.1	Administration………………………………………………….. 13

5.2	Actions of the Committee………………………………………. 13

5.3	Delegation………………………………………………………. 13

5.4	Expenses………………………………………………………… 14

5.5	Reports and Records…………………………………………….. 14

5.6	Valuation of Accounts and Account Statements………………... 14

5.7	Indemnification and Exculpation……………………………….. 14

VI.	BENEFICIARY DESIGNATION…………………………………….. 14

6.1	Designation of Beneficiary……………………………………… 14

6.2	Death of Beneficiary……………………………………………. 14

6.3	Ineffective Designation…………………………………………. 14

VII.	AMENDMENT AND TERMINATION………………………………. 15

VIII.	CLAIMS PROCEDURE…………………………………………. 15

IX.	MISCELLANEOUS……………………………………………………. 16

9.1	Rights as a Stockholder…………………………………………. 16

9.2	Governing Law………………………………………………….. 16

9.3	No Limit on Compensation Plans or Arrangements……………. 16

9.4	No Right to Remain a Director…………………………………. 16

9.5	Severability……………………………………………………... 16

9.6	Securities Matters………………………………………………. 16

9.7	No Fractional Shares……………………………………………. 16

9.8	Headings………………………………………………………… 16

9.9	Nontransferability………………………………………………. 17

9.10	Unfunded Plan…………………………………………………... 17

9.11	No Other Agreements…………………………………………… 17

9.12	Incapacity……………………………………………………….. 17

9.13	Release………………………………………………………….. 17

9.14	Notices………………………………………………………….. 17

9.15	Successors………………………………………………………. 17

HNI CORPORATION
DIRECTORS DEFERRED COMPENSATION PLAN

I.    AMENDMENT AND RESTATEMENT
1.1    Amendment and Restatement. HNI Corporation, an Iowa corporation (the "Corporation"), established this HNI Corporation Directors Deferred Compensation Plan (the "Plan"), effective August 9, 1999. The Corporation has amended and restated the Plan from time to time, most recently effective January 1, 2005. The Corporation hereby again amends and restates the Plan, effective November 19, 2009 (the "Restatement Date"), to accomplish certain changes to its form and operation. The Corporation hereby amends Section 4.4 of the Plan, effective May 5, 2015.
1.2    Purpose. The purpose of the Plan is to give Outside Directors the opportunity to defer the receipt of fees payable to them by the Corporation to achieve their personal financial planning goals.
1.3    Application of the Plan. Except as otherwise set forth herein, the terms of the Plan, as amended and restated herein, apply to all amounts deferred under the Plan, whether before, on or after the Restatement Date.
II.    DEFINITIONS

2.1    Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth below and, when the defined meaning is intended, the term is capitalized:
(a)“Account” means the device used to measure and determine the amount of benefits payable to a Participant or Beneficiary under the Plan. The Corporation shall establish a Cash Account and Stock Account for each Participant under the Plan, and the term "Account," as used in the Plan, may refer to either such Account or the aggregate of the two Accounts. In addition, the Corporation shall establish a separate Sub-Account under each of the Participant's Cash Account and Stock Account for each Deferral Election Agreement entered into by the Participant pursuant to Section 4.2.

(b)“Beneficiary” means the persons or entities designated by a Participant in writing pursuant to Article 6 of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the Participant's estate (pursuant to the rules specified in Article 6).

(c)“Board” means the Board of Directors of the Corporation.

(d)“Change in Control” means:

(i)    the acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership

(within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Corporation; (II) any acquisition by the Corporation; (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; or (IV) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this paragraph; or
(ii)    individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease during a 12-month period for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)    consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities; (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, if such change in the members of the Board was not indorsed by a majority of the members of the Incumbent Board.

(e)“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(f)“Committee” means the Human Resources and Compensation Committee of the Board or a delegate of such Committee.

(g)“Compensation,” of a Participant, means the Participant's annual retainer, meeting fees (if any) and any other amounts payable to the Participant by the Corporation for services performed as an Outside Director, in cash or Stock, excluding any amounts distributable under the Plan.

(h)“Corporation” means HNI Corporation, an Iowa corporation.

(i)“Deferral Election Agreement” means the agreement described in Section 4.2 in which the Participant designates the amount of his or her Compensation, if any, he or she wishes to contribute to the Plan and acknowledges and agrees to the terms of the Plan.

(j)“Elective Deferral” means a contribution to the Plan made by a Participant pursuant to a Deferral Election Agreement the Participant enters into with the Corporation. Elective Deferrals shall be made according to the terms of the Plan set forth in Section 4.2.

(k)“Enrollment Period” means the period designated by the Corporation during which a Deferral Election Agreement may be entered into with respect to an eligible employee's future Compensation as described in Section 4.2. Generally, the Enrollment Period must end no later than the end of the calendar year before the calendar year in which the services giving rise to the Compensation to be deferred are performed. As described in Section 4.2, an exception may be made to this requirement for individuals who first become eligible to participate in the Plan.

(l)“Fair Market Value,” of a share of Stock, means the closing price of the share as reported on the New York Stock Exchange on the date as of which such value is being determined, or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

(m)“Outside Director” means a non-employee member of the Board.

(n)“Participant” means an Outside Director who has entered into a Deferral Election Agreement.

(o)“Plan Year” means the consecutive 12-month period beginning each January 1 and ending December 31.

(p)“Prime Rate” means the prime interest rate published in the Wall Street Journal or its web site as of the first business day coincident with or immediately following the third Monday in January.

(q)“Qualified Domestic Relations Order” has the same meaning as in Section 414(p) of the Code, but without regard to Section 414(p)(9) of the Code.

(r)“Restatement Date” means November 19, 2009, 2009.

(s)“Retirement,” of a Participant, means the Participant's Separation from Service on or after the attainment of age 55 with at least ten years of service as a Board member. The Chairman of the Board or, with respect to the Chairman if the Chairman is a Participant, the Committee, in his, her or its discretion, may waive or reduce the ten-year service requirement with respect to a Participant; provided that any such waiver or reduction is made before the Outside Director becomes a Participant or, with respect to each Deferral Election Agreement, before the last day of the Enrollment Period for the Plan Year for which the agreement is made.

(t)“Separation from Service,” with respect to a Participant, has the meaning set forth in Treasury Regulation Section 1.409A-1(h), or any subsequent authority.

(u)“Specified Employee” means a "key employee" (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) of the Corporation. For purposes hereof, an employee is a key employee if the employee meets the requirements of Section 416(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on December 31. If a person is a key employee as of such date, the person is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following such date.

(v)“Stock” means the Corporation's common stock, $1.00 par value.

(w)“Stock Unit” means the notational unit representing the right to receive one share of Stock.

(x)“Subsidiary” means any corporation, joint venture, partnership, limited liability company, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest and directly or indirectly owns or controls 50 percent or more of the total combined voting or other decision‑making power.

2.2    Gender and Number. Except when otherwise indicated by the context, any masculine term used in the Plan also shall include the feminine gender; and the definition of any plural shall include the singular and the singular shall include the plural.
III.    ELIGIBILITY AND PARTICIPATION
3.1    Eligibility. Participation in the Plan shall be limited to Outside Directors.
3.2    Missing Persons. Each Participant and Beneficiary entitled to receive benefits under the Plan shall be obligated to keep the Corporation informed of his or her current address until all Plan benefits due to be paid to the Participant or Beneficiary have been paid to him or her. If, after having made reasonable efforts to do so, the Corporation is unable to locate the Participant or Beneficiary for purposes of making a distribution, the amount of the Participant's benefits under the Plan that would otherwise be considered as nonforfeitable will be forfeited. If the missing Participant or Beneficiary is located after the date of the forfeiture, the benefits for the Participant or Beneficiary will not be reinstated. In no event will a Participant's or Beneficiary's benefits be paid to him or her later than the date otherwise required by the Plan and Code Section 409A.
IV.    ESTABLISHMENT AND ENTRIES TO ACCOUNTS
4.1    Accounts. The Committee shall establish two Accounts for each Participant under the Plan as follows:
(a)    Cash Account. A Participant's Cash Account, as of any date, shall consist of the Compensation the Participant has elected to allocate to that Account under his or her Deferral Election Agreement(s) pursuant to Section 4.2, increased by earnings thereon pursuant to Section 4.3(a) and reduced by distributions from the Account pursuant to Sections 4.4, 4.5 and 4.6.
(b)    Stock Account. A Participant's Stock Account, as of any date, shall consist of the Compensation the Participant has elected to allocate to that Account under his or her Deferral Election Agreement(s) pursuant to Section 4.2, increased with earnings (including dividend equivalents) thereon and converted to Stock Units pursuant to Section 4.3(b) and reduced by distributions from the Account pursuant to Sections 4.4, 4.5 and 4.6.
The Committee shall establish a separate Sub-Account under each of these Accounts for each Deferral Election Agreement entered into by the Participant pursuant to Section 4.2. As specified in Section 4.2, as part of a Participant's Deferral Election Agreement, the Participant shall elect how amounts deferred under each Deferral Election Agreement are to be distributed to him or her from among the available distribution options described in Section 4.4. The separate Sub-Accounts are established to account for the different distribution terms that may apply to each Sub-Account. The Corporation may combine Sub-Accounts that have identical distribution terms or may establish other Sub-Accounts for a Participant under the Plan from time to time in its discretion, as it deems appropriate or advisable. A Participant shall have a full and immediate nonforfeitable interest in his or her Accounts at all times.
4.2    Deferral Election Agreement. A Participant wishing to make an Elective Deferral under the Plan for a Plan Year shall enter into a Deferral Election Agreement during the Enrollment Period immediately preceding the beginning of the Plan Year. A separate Deferral Election Agreement must be entered into for each Plan Year a Participant wishes to make Elective Deferrals under the Plan. In order to be effective, the Deferral Election Agreement must be completed and submitted to the Committee at the time and in the manner specified by the Committee, which may be no later than the last day of the Enrollment Period. The Committee shall not accept Deferral Election Agreements entered into after the end of the Enrollment Period.
For the Plan Year in which an individual first becomes an Outside Director, the Committee may, in its discretion, allow the Outside Director to enter into a Deferral Election Agreement within 30 days after he or she first becomes an Outside Director. In order to be effective, the Deferral Election Agreement must be completed and submitted to the Committee on or before the 30-day period has elapsed. The Committee will not accept Deferral Election Agreements entered into after the 30-day period has elapsed. If the Outside Director fails to complete a Deferral Election Agreement by such time, he or she may enter into a Deferral Election Agreement during any succeeding Enrollment Period in accordance with the rules described in the preceding paragraph. For purposes of the exception described in this paragraph, the term "Plan" means the Plan and any other plan required to be aggregated with the Plan pursuant to Code Section 409A, and the regulations and other guidance thereunder. Accordingly, if an Outside Director has previously been eligible to participate in a plan required to be aggregated with the Plan, then the 30-day exception described in this paragraph shall not apply to him or her.

For each Deferral Election Agreement the Participant enters into, the Participant shall specify:

(a)    The percentage of Compensation the Participant wishes to contribute as an Elective Deferral;

(b)    The manner (by percentage) in which the amount in (a), above, is to be allocated between the Participant's Cash Account and Stock Account; provided, however, in the case of Compensation otherwise payable to the Participant in Stock, the Compensation shall automatically be allocated to the Stock Account; and

(c)    The time and manner of distribution (consistent with the requirements of Section 4.4) of the Sub-Account established with respect to the Deferral Election Agreement.

The Committee may from time to time establish a minimum amount that may be deferred by a Participant pursuant to this Section 4.2 for any Plan Year.

Elective Deferrals shall be credited to the Participant's Cash Account or Stock Account, as the case may be, as soon as administratively reasonable after the Compensation would have been paid to the Participant had the Participant not elected to defer it under the Plan.

In general, a Deferral Election Agreement shall become irrevocable as of the last day of the Enrollment Period applicable to it. However, if a Participant incurs an "unforeseeable emergency," as defined in Section 4.5(d)(ii) after the Deferral Election Agreement otherwise becomes irrevocable, the Deferral Election Agreement shall be cancelled as of the date on which the Participant is determined to have incurred the unforeseeable emergency and no further Elective Deferrals will be made under it.

4.3    Adjustments to Accounts.

(a)    The Participant's Cash Account shall be credited with earnings as of the last day of each month. The amount so credited shall be the product of: (i) the Cash Account balance as of such date (less any contributions credited to the Account during the month); and (ii) 1/12 of the sum of (A) the Prime Rate (in effect for the Plan Year) and (B) one percentage point.
(b)    The Elective Deferrals allocable to a Participant's Stock Account under a Deferral Election Agreement shall be converted to Stock Units. In the case of Elective Deferrals of Compensation otherwise payable to the Participant in cash, the conversion shall occur on the day (the "conversion date") on which the Elective Deferrals are credited to the Stock Account. On the conversion date, the Elective Deferrals shall be converted to a number of whole and fractional Stock Units determined by dividing the Elective Deferrals (plus earnings) by the Fair Market Value of a share of Stock on the conversion date. In the case of Elective Deferrals of Compensation otherwise payable to the Participant in Stock, the conversion shall occur at the time the Elective Deferrals are credited to the Stock Account pursuant to Section 4.2, with the number of Stock Units so credited equal to the number of shares of Stock otherwise payable to the Participant but for the Deferral Election Agreement. On each date on which the Corporation pays a cash dividend (the "dividend date"), the Stock Account shall be credited with an additional number of Stock Units determined by dividing the dollar amount the Corporation would have paid as a dividend if the Stock Units held in the Participant's Stock Account as of the record date for the dividend were actual shares of Stock divided by the Fair Market Value of a share of Stock on the dividend date. Appropriate adjustments in the Stock Account shall be made as equitably required to prevent dilution or enlargement of the Account from any Stock dividend, Stock split, reorganization or other such corporate transaction or event.
4.4    Commencement and Form of Distribution of Sub-Accounts.
(a)    As stated in Section 4.2(c), above, as part of his or her Deferral Election Agreement, a Participant shall elect:
(i)    The Plan Year in which distribution of each Sub-Account established for him or her under the Plan is to commence, (or, in the case of Elective Deferrals made for Plan Years prior to January 1, 2010, the date on which distribution is to commence); and

(ii)    The method of distribution of each Sub-Account from the available distribution methods below.
(b)    In specifying a distribution commencement date, a Participant’s election shall be subject to the following rules:
(i) The distribution commencement date cannot be earlier than December 31 of the Plan Year immediately after the Plan Year in which the Compensation deferred under the Deferral Election Agreement would otherwise have been paid to the Participant; provided, however, for Elective Deferrals made for Plan Years commencing on or after January 1, 2010, the date may be no earlier than the third Monday in January immediately after the end of the first Plan Year following the Plan Year in which the Compensation deferred under the Deferral Election Agreement would otherwise have been paid to the Participant.
(ii)    The Participant’s distribution commencement date shall be subject to the provisions of Section 4.5.
(iii)    The Participant’s distribution commencement date shall be subject to the provisions of Section 4.6.
(iv)    In general, the Participant must elect a fixed date as his or her distribution commencement date. However, for Elective Deferrals made in Plan Years beginning on and after January 1, 2010, the Participant also may elect that if the Participant is a Board member at or after the attainment of age 55 with ten years of service as a Board member, the distribution commencement date shall be any of the following:
(A)    The later of a specified commencement date or the date of the Participant’s Separation from Service (including as a result of Retirement and other than on account of death).
(B)    The earlier of a specified commencement date or the date of the Participant’s Separation from Service (including as a result of Retirement and other than on account of death).
(C)    Upon the Participant’s Separation from Service (including as a result of Retirement and other than on account of death).
(c)    The form of distribution of each such Sub-Account from the available distribution forms set forth below:
(i)    a single lump-sum payment, or
(ii)    annual installments over a number, not to exceed 15, of years specified by the Participant.

All distributions from Cash Sub-Accounts shall be paid in the form of cash. All distributions from Stock Sub-Accounts shall be paid in the form of Stock (with each Stock Unit converted to one share of Stock at the time of distribution).
If a Participant elects payment in the form of a single lump sum, distribution shall be made to the Participant in a single lump sum on the commencement date elected by the Participant; provided, however, for Plan Years commencing on or after January 1, 2010, distribution will be made on the third Monday in January of the Plan Year elected by the Participant.
If the Participant elects payment in the form of annual installments, the initial installment payment shall be made on the commencement date elected by the Participant; provided, however, for Elective Deferrals made for Plan Years commencing on or after January 1, 2010, the initial installment shall be made on the third Monday in January of the Plan Year elected by the Participant for benefit commencement. The remaining annual installment payments shall be made on each anniversary of the commencement date during the payment period elected by the Participant. The amount of each installment payment shall be equal to the cash balance or number of Stock Units (as the case may be) in the Participant's Sub-Account immediately prior to the installment payment, multiplied by a fraction, the numerator of which is one, and the denominator of which is the number of installment payments remaining, with the last installment consisting of the balance of the Participant's Sub-Account. Earnings and dividends shall be credited to the Participant's Sub-Account in the manner provided in Section 4.3(a) and (b) during the payment period.
(d)    A Participant may modify an election for payment of a Sub-Account to postpone the commencement date and change the form of payment to another form permitted under the Plan.
Any modification of the Participant’s commencement date shall be made in a manner whereby the new commencement date is in compliance with Subsection (b). In addition, in order to be effective, any requested modification must:
(i)    be in writing and be submitted to the Corporation at the time and in the manner specified by the Committee;
(ii)    not take effect for at least 12 months from the date on which it is submitted to the Committee;
(iii)    be submitted to the Committee at least 12 months prior to the then scheduled distribution commencement date ("original distribution date"); and
(iv)    specify that the new distribution commencement date that is can in no event be any earlier than five years after the original distribution date.
For purposes hereof, if the original or any other distribution date is a Plan Year rather than a specified date within a Plan Year, the original distribution date shall be deemed to be the first day of the Plan Year.

4.5    Exceptions to Payment Terms. Notwithstanding anything in this Article 4 or a Participant's Deferral Election Agreement (as may be modified pursuant to Section 4.4) to the contrary, the following terms, if applicable, shall apply to the payment of a Participant's Sub-Accounts.
(a)    Separation from Service before Scheduled Distribution Commencement Date.
(i)    For Plan Years Commencing Before January 1, 2010. For Elective Deferrals made for Plan Years commencing before January 1, 2010, the rules set forth in this Section 4.5(a)(i) shall apply. If a Participant has a Separation from Service for any reason, including death or disability, before the date on which distribution of a Sub-Account is scheduled to commence, distribution of the Sub-Account will commence within 90 days after the date on which the Separation from Service occurs. Except as specified in paragraph (b) of this Section 4.5 and Article 7, distribution will be made in the same form (i.e., lump sum or installments, and if installments, over the same period) as elected by the Participant in his or her Deferral Election Agreement (as may be modified pursuant to the last paragraph of Section 4.4).
(ii)    For Plan Years Commencing On or After January 1, 2010. For Elective Deferrals made for Plan Years commencing on or after January 1, 2010, the rules set forth in this Section 4.5(a)(ii) shall apply. If a Participant has a Separation from Service for any reason other than Retirement before the date on which distribution of a Sub-Account is scheduled to commence, distribution of the Sub-Account will be made in a single lump sum within 90 days after the date on which the Separation from Service occurs.
(b)    Small Payments. If at any time the present value of any benefit under the Plan that would be considered a "single plan" under Treasury Regulation Section 1.409A-1(c)(2) together with the present value of any benefit required to be aggregated with such benefit under Treasury Regulation Section 1.409A-1(c)(2), is less than the dollar limit set forth in Section 402(g)(1)(B) of the Code, the Corporation may, in its discretion, distribute such benefit (or benefits) to the Participant in the form of a single lump sum, provided that the payment results in the liquidation of the entirety of the Participant's interest under the "single plan," including all benefits required to be aggregated as part of the "single plan" under Treasury Regulation Section 1.409A-1(c)(2), and provided further the Corporation evidences its exercise of such discretion in writing no later than the date of such payment.
(c)    Delay in Distributions.
(i)    If the Participant is a Specified Employee, any Plan distributions that are otherwise to commence on the Participant's Separation from Service shall commence on the date immediately following the six-month anniversary of the Separation from Service or, if earlier, on the date of the Participant's death. In this case, the first payment following the period of delay required by this Section 4.5(c)(i)

shall be increased by any amount that would otherwise have been payable to the Participant under the Plan during the delay period.

(ii)    The Corporation shall delay the distribution of any amount otherwise required to be distributed under the Plan if, and to the extent that, the Corporation reasonably anticipates the Corporation's deduction with respect to such distribution otherwise would be limited or eliminated by application of Section 162(m) of the Code. In such event, (A) if any payment is delayed during any year on account of Code Section 162(m), then all payments that could be delayed on account of Code Section 162(m) during such year must also be delayed; (B) such delayed payments must be paid either (1) in the first year in which the Corporation reasonably anticipates the payment to be deductible, or (2) the period beginning on the date of the Participant's Separation from Service and ending on the later of the end of the Participant's year of separation or the fifteenth (15th) day of the third month after such separation; and (C) if payment is delayed to the date of Separation from Service with respect to a Participant who is a Specified Employee, such payment shall commence on the date immediately following the six-month anniversary of the Separation from Service, or if earlier, on the date of the Participant's death.

(iii)    The Corporation shall delay the distribution of any amount otherwise required to be distributed under the Plan if, and to the extent that, the Corporation reasonably anticipates the making of the distribution would violate Federal securities laws or other applicable law. In such event, the distribution will be made at the earliest date on which the Corporation reasonably anticipates the making of the distribution will not cause such a violation.

(d)    Acceleration of Distributions. All or a portion of a Participant's Sub-Accounts may be distributed at an earlier time and in a different form than specified in this Article 4:

(i)    As may be necessary to fulfill a Qualified Domestic Relations Order or as specified in Section 1.409A-3(j)(4)(3) of the Treasury Regulations. Distributions pursuant to a Qualified Domestic Relations Order shall be made according to administrative procedures established by the Corporation.

(ii)    If the Participant has an unforeseeable emergency. For these purposes an "unforeseeable emergency" is a severe financial hardship of the Participant resulting from an illness or accident of the Participant or the Participant's spouse, Beneficiary or dependent (as defined in Section 152(a) of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant's primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for funeral expenses of a spouse, Beneficiary or a dependent (as defined in Section 152(a) of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)) may also constitute an unforeseeable emergency. Except as otherwise provided in this paragraph (c)(ii), the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this paragraph (c)(ii) is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an unforeseeable emergency may not be made to the extent such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Elective Deferrals.

Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Determinations of the amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation available due to the Participant's cancellation of a Deferral Election Agreement due to an unforeseeable emergency pursuant to Section 4.2. However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that, due to the unforeseeable emergency, is available under another nonqualified deferred compensation plan but has not actually been paid.

(iii)    Due to a failure of the Plan to satisfy Section 409A with respect to the Participant, but only to the extent an amount is required to be included in the Participant's income as a result of such failure.

(iv)    In the event of a Change in Control, in which case the Participant's Account shall be distributed to him or her in a single lump sum within 90 days after the date on which the Change in Control occurs.

4.6    Death Benefit. If a Participant dies with all or a portion of his or her Account unpaid, the Account shall be paid to his or her Beneficiary, as designated in accordance with Article 6, in the form (single lump sum or installments) elected by the Participant under Sections 4.2 and 4.4, subject to Section 4.5(b) and Article 7, with distribution commencing to the Beneficiary within 90 days following the date of the Participant's death. Notwithstanding the preceding sentence, for Elective Deferrals made for Plan Years beginning on or after January 1, 2010, if a Participant dies with all or a portion of his or her Account unpaid, the Account shall be paid to his or her Beneficiary, as designated in accordance with Article 6, in the form of a single lump sum, with distribution commencing to the Beneficiary within 90 days following the date of the Participant's death.

4.7    Funding. The Corporation's obligations under the Plan shall in every case be an unfunded and unsecured promise to pay. Each Participant's or Beneficiary's rights under the Plan shall be no greater than those of a general, unsecured creditor of the Corporation. The amount of each Participant's Account shall be reflected on the accounting records of the Corporation but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No Participant shall have any right, title or interest whatsoever in or to any investment reserves, accounts or funds the Corporation may purchase, establish or accumulate, and no Plan provision or action taken pursuant to the Plan shall create or be construed to create a trust or a fiduciary relationship of any kind between the Corporation and a Participant or any other person. All amounts paid under the Plan shall be paid in cash or Stock from the general assets of the Corporation, and the Corporation shall not be obligated under any circumstances to fund its financial obligations under the Plan. The Corporation may create a trust to hold funds or securities to be used in payment of its obligation under the Plan and may fund such trust; provided, however, any funds contained therein shall remain liable to the claims of the Corporation's general creditors.
V.    ADMINISTRATION
5.1    Administration. The Plan shall be administered by the Committee. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a)    to interpret the provisions of the Plan;

(b)    to establish and revise the method of accounting for the Plan and to maintain the Accounts; and

(c)    to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

5.2    Actions of the Committee. The Committee (including any person or entity to whom the Committee has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of Participants and Beneficiaries under the Plan and their respective interests. Subject to the claims procedures of Article 9, all determinations, interpretations, rules and decisions of the Committee (including those made or established by any person or entity to whom the Committee has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
5.3    Delegation. The Committee, or any officer or other employee of the Corporation designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Corporation or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

5.4    Expenses. The expenses of administering the Plan shall be borne by the Corporation.
5.5    Reports and Records. The Committee, and those to whom the Committee has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.
5.6    Valuation of Accounts and Account Statements. As of each valuation date, the Committee shall adjust the previous Account balances of each Participant for Elective Deferrals, distributions and investment gains and losses. A "valuation date," for these purposes, is the last day of each calendar quarter, and such other dates as the Committee may designate from time to time in its discretion. The Committee shall provide each Participant with a statement of his or her Account balances on a quarterly basis.
5.7    Indemnification and Exculpation. The agents, officers, directors and employees of the Corporation and its Subsidiaries and the Committee shall be indemnified and held harmless by the Corporation against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement (with the Corporation's written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability or expense is due to such person's gross negligence or willful misconduct.
VI.    BENEFICIARY DESIGNATION
6.1    Designation of Beneficiary. Each Participant shall be entitled to designate a Beneficiary or Beneficiaries who, upon the Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant and shall be in a form prescribed by the Committee. The Participant may change his or her designation of Beneficiary at any time, on a form prescribed by the Committee. The filing of a new Beneficiary designation form by a Participant shall automatically revoke all prior designations by that Participant.
6.2    Death of Beneficiary. In the event all the Beneficiaries named by a Participant pursuant to Section 6.1 predecease the Participant, the amounts that would have been paid to the Participant under the Plan shall be paid to the Participant's estate.
6.3    Ineffective Designation. In the event the Participant does not designate a Beneficiary, or for any reason such designation is ineffective in whole or in part, the ineffectively designated amounts shall be paid to the Participant's estate.

VII.    AMENDMENT AND TERMINATION

The Board of Directors or the Committee has the authority to amend, modify and/or terminate the Plan at any time. No amendment or termination of the Plan shall in any manner reduce the Account balance of any Participant without the consent of the Participant (or if the Participant has died, his or her Beneficiary). Without limiting the foregoing, the Board may, in its sole discretion: (a) freeze the Plan by precluding any further Elective Deferrals and/or other credits, but otherwise maintain the balance of the provisions of the Plan; or (b) terminate the Plan in its entirety and distribute the Participant's Accounts at an earlier date and in a different form than otherwise provided under the Plan, provided such termination and distribution comply with the requirements of Section 409A of the Code.
VIII.    CLAIMS PROCEDURE

The Committee shall notify a Participant in writing within 90 days of the Participant's written application for benefits of the Participant's eligibility or non-eligibility for benefits under the Plan; provided, however, benefit distribution shall not be contingent upon a Participant's application for benefits. If the Committee determines a Participant is not eligible for benefits or full benefits, the notice shall set forth: (a) the specific reasons for such denial; (b) a specific reference to the provision of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the Participant to perfect the claim, and a description of why it is needed; and (d) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the Committee determines there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made and may extend the time for up to an additional 90-day period. If a Participant is determined by the Committee to be not eligible for benefits, or if a Participant believes he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have the Participant's claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt by the Participant of the notice issued by the Committee. The petition shall state the specific reasons the Participant believes the Participant is entitled to benefits or greater or different benefits. Within 60 days after receipt by the Committee of the petition, the Committee shall afford the Participant (and the Participant's counsel, if any) an opportunity to present the Participant's position to the Committee orally or in writing, and the Participant (or counsel) shall have the right to review the pertinent documents, and the Committee shall notify the Participant of its decision in writing within the 60-day period, stating specifically the basis of the decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Committee, but notice of this deferral shall be given to the Participant. If a Participant does not appeal on time, the Participant will have failed to exhaust the Plan's internal administrative appeal process, which is generally a prerequisite to bringing suit. In the event an appeal of a denial of a claim for benefits is denied, any lawsuit to challenge the denial of such claim must be brought within one year of the date the Committee has rendered a final decision on the appeal.

In the case of a Participant's death, the same procedures shall apply to the Beneficiary.
IX.    MISCELLANEOUS
9.1    Rights as Stockholder. No person shall have any right as a stockholder of the Corporation with respect to any shares of Stock or other equity security of the Corporation payable under the Plan unless and until such person becomes a stockholder of record with respect to such shares or equity security.
9.2    Governing Law. The Plan and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Iowa and construed in accordance therewith without giving effect to principles of conflicts of laws.
9.3    No Limit on Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Corporation or a Subsidiary from adopting or continuing in effect other or additional compensation plans or arrangements.
9.4    No Right to Remain a Director. Neither the adoption and maintenance of the Plan nor the execution by the Corporation of a Deferral Election Agreement with any Participant be construed as giving a Participant the right to be retained as a Director of the Corporation, nor will it affect in any way the right of the Corporation to terminate a Participant's position as a Director, with or without cause. In addition, the Corporation may at any time remove or dismiss a Participant from his or her position as a Director free from any liability or any claim under the Plan.
9.5    Severability. If any provision of the Plan or any Deferral Election Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Deferral Election Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the purpose or intent of the Plan or the Deferral Election Agreement, such provision shall be stricken as to such jurisdiction or Deferral Election Agreement, and the remainder of the Plan or any such Deferral Election Agreement shall remain in full force and effect.
9.6    Securities Matters. The Corporation shall not be required to deliver any share of Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Corporation to be applicable are satisfied.
9.7    No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan. Any fractional share otherwise payable under the Plan shall be settled in the form of cash.
9.8    Headings. Headings are given to the Articles, Sections and Subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

9.9    Nontransferability. No benefit payable at any time under the Plan will be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment or encumbrance of any kind.

9.10    Unfunded Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
9.11    No Other Agreements. The terms and conditions set forth herein constitute the entire understanding of the Corporation, the Subsidiaries and the Participants with respect to the matters addressed herein.
9.12    Incapacity. In the event any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant's spouse, parent, brother, sister, adult child or other person deemed by the Corporation to have incurred expenses for the care of the Participant, unless a duly qualified guardian or other legal representative has been appointed.
9.13    Release. Any payment of benefits to or for the benefit of a Participant made in good faith by the Corporation in accordance with the Corporation's interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Corporation and all Subsidiaries for benefits under the Plan to the extent of such payment.
9.14    Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the Committee, if to the Corporation, or to the address last shown on the records of the Corporation, if to a Participant. Any such notice shall be effective as of the date of hand delivery or mailing.
9.15    Successors. All obligations of the Corporation under the Plan shall be binding upon and inure to the benefit of any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Corporation.